Exhibit 99.1

Contact:                        Charles L. Dunlap, CEO
Frederick W. Boutin, CFO
Gregory J. Pound, COO
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS

FOR THE QUARTER ENDED JUNE 30, 2013

August 6, 2013	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the quarter ended June 30, 2013.

FINANCIAL RESULTS

An overview of the financial performance for the quarter ended June 30, 2013, as compared to the quarter ended June 30, 2012, includes:

•                  “Operating income, net earnings and distributable cash flow were all in-line with our expectations for the quarter,” said Fred Boutin, Chief Financial Officer of TransMontaigne’s general partner. “Our distribution cushion was 11% even after the $1.3 million that was distributed in connection with the 1,667,500 units issued subsequent to the end of the quarter and raising the quarterly distribution from 64 cents to 65 cents per unit.”

•                  Distributable cash flow generated during the quarter ended June 30, 2013 was $13.5 million.

•                  Operating income for the quarter ended June 30, 2013 was $9.3 million compared to $12.5 million for the quarter ended June 30, 2012, principally due to the following:

•                  Direct general and administrative expenses were $0.7 million compared to a credit balance of ($0.8) million for the year ago second quarter ended June 30, 2012. The credit balance for the prior year’s second quarter was attributable to a one-time $2.2 million reimbursement of audit and legal costs from our predecessor auditor that resulted from our predecessor auditor not being independent, as previously disclosed.

•                  Revenue was $38.7 million compared to $38.4 million due to increases in revenue at the Midwest, Brownsville and Southeast terminals of approximately $0.5 million, $1.8 million and $0.3 million, respectively, offset by decreases in revenue at the Gulf Coast and River terminals of approximately $1.2 million and $1.1 million, respectively.

•                  Direct operating costs and expenses were $17.3 million compared to $16.2 million due to increases in direct operating costs and expenses at the Midwest and Brownsville terminals of approximately $0.4 million and $1.5 million, respectively, offset by decreases in direct operating costs and expenses at the Gulf Coast, River and Southeast terminals of approximately $0.4 million, $0.2 million and $0.2 million, respectively.

•                  A decrease in earnings from investments in unconsolidated affiliates of approximately $0.3 million.

•                  An increase in depreciation and amortization expense of approximately $0.5 million.

•                  Quarterly net earnings was $8.2 million compared to $11.7 million and net earnings per limited partner unit - basic was $0.47 per unit compared to $0.71 per unit due principally to the changes in quarterly operating income discussed above.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

•                  Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Firm Commitments:
Terminaling services fees, net:
External customers	$7,334	$7,999	$15,975	$15,804
Affiliates	21,224	20,681	42,608	41,443
Total firm commitments	28,558	28,680	58,583	57,247
Variable:
Terminaling services fees, net:
External customers	745	695	1,501	1,423
Affiliates	21	(53)	(35)	(60)
Total	766	642	1,466	1,363
Pipeline transportation fees	2,190	1,199	4,178	2,726
Management fees and reimbursed costs	1,421	1,288	3,226	2,743
Other	5,763	6,633	12,843	13,196
Total variable	10,140	9,762	21,713	20,028
Total revenue	$38,698	$38,442	$80,296	$77,275

After giving effect to the amendments described below under the caption “Recent Developments”, the amount of revenue recognized as “firm commitments” based on the remaining contractual terms of the terminaling services agreements that generated “firm commitments” for the six months ended June 30, 2013 was as follows (in thousands):

At June 30, 2013
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$12,628
1 year or more, but less than 3 years remaining	38,695
3 years or more, but less than 5 years remaining	2,868
5 years or more remaining	4,392
Total firm commitments for the six months ended June 30, 2013	$58,583

RECENT DEVELOPMENTS

On June 5, 2013, we announced a 900,000-barrel expansion of BOSTCO estimated to cost approximately $54 million. The expansion is supported by a long-term leased storage and handling services contract with Morgan Stanley Capital Group and includes six, 150,000-barrel, ultra low sulphur diesel tanks, additional pipeline and deepwater vessel dock access and high-speed loading at a rate of 30,000 barrels per hour. Work on the 900,000-barrel expansion started in the second quarter of 2013, with commercial operations expected to begin in the fourth quarter of 2014. With the addition of this expansion project, BOSTCO will have fully subscribed capacity of approximately 7.1 million barrels at an estimated construction cost of approximately $485 million. Assuming we maintain our 42.5% interest in BOSTCO, we expect our total payments for the project to be approximately $209 million.

On July 24, 2013, we issued, pursuant to an underwritten public offering, 1,450,000 common units representing limited partner interests at a public offering price of $43.32 per common unit. On July 30, 2013, the underwriters of our secondary offering exercised in full their over-allotment option to purchase an additional 217,500 common units representing limited partnership interests at a price of $43.32 per common unit. The net proceeds from the offering were approximately $69.0 million, after deducting underwriting discounts, commissions, and offering expenses. Additionally, TransMontaigne GP L.L.C., our general partner, made a cash contribution of approximately $1.5 million to us to maintain its 2% general partner interest. The net proceeds from the offering and cash contribution were used to repay outstanding borrowings under our credit facility.

On July 16, 2013, we entered into amendments to our terminaling services agreements with Morgan Stanley Capital Group covering our Southeast terminals and Florida and Midwest terminals.  The termination date of the terminaling services agreement covering our Southeast terminals was extended from December 31, 2014 to July 31, 2015, after which the Southeast terminaling services agreement will continue in effect unless and until Morgan Stanley Capital Group provides us at least 24 months’ prior notice of its intent to terminate the agreement. The Southeast terminaling services agreement was renewed at the same throughput rates and minimum throughput commitment as the existing agreement.

The terminaling services agreement covering our Florida and Midwest terminals was amended to extend the original termination date from May 31, 2014 to January 31, 2015, after which the terminaling services agreement will continue in effect unless and until Morgan Stanley Capital Group provides us at least 18 months’ prior notice of its intent to terminate the agreement in its entirety or terminate the agreement with respect to one or more Florida terminals, subject to certain early termination rights granted to us.  The portion of our existing agreement relating to the Florida tanks presently dedicated to bunker fuels and our Mount Vernon, Missouri and Rogers, Arkansas terminals will not be renewed and will terminate on May 31, 2014.  The Florida light-oil terminaling capacity was renewed at the same throughput rates and minimum throughput commitment as our existing agreement.  In addition, Morgan Stanley Capital Group and TransMontaigne Inc. agreed to surrender their rights of first refusal under the Florida and Midwest terminaling services agreement with respect to any storage capacity under the agreement that terminates or is not renewed following the effective date of the amendment.

On July 16, 2013, we entered into an amendment to our omnibus agreement with TransMontaigne Inc., our general partner and our subsidiaries, TransMontaigne Operating GP L.L.C. and TransMontaigne Operating Company L.P.  The amendment extended the termination date of the omnibus agreement from December 31, 2014 to the earlier to occur of (i) TransMontaigne Inc. ceasing to control our general partner or (ii) at the election of either us or TransMontaigne Inc., following at least 24 months’ prior written notice to the other parties.  The amendment did not change the fee structure and reimbursement provisions payable by us under the omnibus agreement. Under the amendment, TransMontaigne Inc. agreed to waive its existing right of first refusal on the Partnership’s assets and terminaling capacity such that in the event TransMontaigne Inc. or Morgan Stanley Capital Group elects to terminate any existing terminaling services agreement (or storage capacity therein) or in the event an existing agreement expires and is not renewed, then the right of first refusal with respect to the applicable storage capacity thereunder terminates.

On July 15, 2013, we announced a distribution of $0.65 per unit for the period from April 1, 2013 through June 30, 2013, payable on August 8, 2013 to unitholders of record on July 31, 2013.

LIQUIDITY AND CAPITAL RESOURCES

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•                  Our credit facility provides for a maximum borrowing line of credit equal to $350 million.  The credit facility allows us to make up to $225 million of investments in BOSTCO and to make an additional $75 million of “other permitted joint venture investments”, which may also include additional investments in BOSTCO. The terms of the credit facility also permit us to issue senior unsecured notes. The credit facility became effective March 9, 2011 and expires on March 9, 2016.  At June 30, 2013, our outstanding borrowings were $254 million.

•                  Subsequent to June 30, 2013, as further discussed above under the caption “Recent Developments”, we issued additional common units that, after taking into effect the cash contribution by our general partner to maintain its 2% general partner interest, resulted in approximately $70.5 million of net proceeds, which were used to repay outstanding borrowings under our credit facility.

•                  We have funded our investments in the BOSTCO construction project utilizing additional borrowings under our credit facility.  Upon completion of the initial phases of the project, we expect our total payments for the project to be approximately $209 million.  At June 30, 2013, our investment in the BOSTCO project was approximately $150 million.

•                  Management and the board of directors of our general partner have approved additional investments in BOSTCO and expansion capital projects at our existing terminals that currently are, or will be, under construction with estimated completion dates that extend through the fourth quarter of 2014. At June 30, 2013, the remaining expenditures to complete the approved additional investments and expansion capital projects are estimated to be approximately $60 million. We expect to fund our future investments and expansion capital expenditures with additional borrowings under our credit facility.

•                  Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved investments, approved capital projects and approved future expansion, development and acquisition opportunities. We expect to initially fund our approved investments, approved capital projects and our approved future expansion, development and acquisition opportunities with additional borrowings under our credit facility. After initially funding these expenditures with borrowings under our credit facility, we may raise funds through additional equity offerings and debt financings. The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our credit facility.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our distributable cash flow.

CONFERENCE CALL

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Tuesday, August 6, 2013 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 762-4758

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Tuesday, August 6, 2013 until 11:59 p.m. (ET) on Tuesday, August 13, 2013 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  299269

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

The following selected financial information is extracted from the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2013, which was filed on August 6, 2013 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended
	June 30, 2013	June 30, 2012
Income Statement Data
Revenue	$38,698	$38,442
Direct operating costs and expenses	(17,294)	(16,184)
Direct general and administrative expenses, net	(651)	785
Operating income	9,301	12,526
Net earnings	8,224	11,654
Net earnings allocable to limited partners	6,789	10,289
Net earnings per limited partner unit—basic	$0.47	$0.71

	June 30, 2013	December 31, 2012
Balance Sheet Data
Property, plant and equipment, net	$420,172	$427,701
Investments in unconsolidated affiliates	175,607	105,164
Goodwill	8,736	8,736
Total assets	632,181	569,801
Long-term debt	254,000	184,000
Partners’ equity	347,338	348,737

Selected results of operations data for each of the quarters in the years ended December 31, 2013 and 2012 are summarized below (in thousands):

	Three months ended				Year ending
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Revenue	$41,598	$38,698	$—	$—	$80,296
Direct operating costs and expenses	(16,728)	(17,294)	—	—	(34,022)
Direct general and administrative expenses	(1,100)	(651)	—	—	(1,751)
Allocated general and administrative expenses	(2,740)	(2,741)	—	—	(5,481)
Allocated insurance expense	(958)	(935)	—	—	(1,893)
Reimbursement of bonus awards	(313)	(312)	—	—	(625)
Depreciation and amortization	(7,339)	(7,460)	—	—	(14,799)
Earnings (losses) from unconsolidated affiliates	40	(4)	—	—	36
Operating income	12,460	9,301	—	—	21,761
Other expenses, net	(922)	(1,077)	—	—	(1,999)
Net earnings	$11,538	$8,224	$—	$—	$19,762

	Three months ended				Year ending
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012
Revenue	$38,833	$38,442	$38,874	$40,090	$156,239
Direct operating costs and expenses	(13,969)	(16,184)	(16,170)	(19,641)	(65,964)
Direct general and administrative expenses	(3,188)	785	(1,204)	(1,203)	(4,810)
Allocated general and administrative expenses	(2,695)	(2,695)	(2,695)	(2,695)	(10,780)
Allocated insurance expense	(897)	(898)	(897)	(898)	(3,590)
Reimbursement of bonus awards	(313)	(312)	(313)	(312)	(1,250)
Depreciation and amortization	(6,930)	(6,940)	(7,112)	(7,278)	(28,260)
Earnings (losses) from unconsolidated affiliates	107	328	217	(94)	558
Operating income	10,948	12,526	10,700	7,969	42,143
Other expenses, net	(806)	(872)	(847)	(1,046)	(3,571)
Net earnings	$10,142	$11,654	$9,853	$6,923	$38,572

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the periods indicated (in thousands):

	April 1, 2013 through June 30, 2013	January 1, 2013 through June 30, 2013

Net earnings	$8,224	$19,762
Depreciation and amortization	7,460	14,799
Amounts due under long-term terminaling services agreements, net	349	643
Project amortization of deferred revenue under GAAP	(1,079)	(2,185)
Project amortization of deferred revenue for DCF	484	1,007
Deferred equity-based compensation	115	204
Distributions paid to holders of restricted phantom units	(16)	(32)
Cash paid for purchase of common units	(94)	(166)
(Earnings) loss from unconsolidated affiliates	4	(36)
Distributions from unconsolidated affiliates	371	549
Capitalized maintenance	(2,347)	(3,240)
“Distributable cash flow”, or DCF, generated during the period	$13,471	$31,305

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights (1)	$12,140	$22,736

(1)        Our distribution for the quarter ended June 30, 2013 included a full distribution on the units issued on July 24, 2013 and on July 30, 2013, the proceeds from which were received on July 24, 2013 and on July 30, 2013, respectively.

Distributable cash flow is not a computation based upon generally accepted accounting principles.  The amounts included in the computation of our distributable cash flow are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations”  in our Quarterly Report on Form 10-Q for the three months ended June 30, 2013, which was filed with the Securities and Exchange Commission on August 6, 2013.   Distributable cash flow should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used to compare partnership performance.   We believe that this measure provides investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 12, 2013.

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